UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2012 (May 29, 2012)

NETWORK ENGINES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30863	04-3064173
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation		Identification No.)

25 Dan Road, Canton, MA	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 29, 2012, Network Engines, Inc. (“the Company”) received a letter from the NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(a)(1).  This notification has no effect on the listing of the Company’s common stock at this time.

NASDAQ stated in its letter that in accordance with the NASDAQ Listing Rules, the Company will be provided 180 calendar days, or until November 26, 2012, to regain compliance with the minimum bid price requirement.  If, at any time before November 26, 2012, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the minimum bid requirement.

If the Company does not regain compliance with the minimum bid price requirement by November 26, 2012, the NASDAQ staff will provide the Company with written notification that its common stock will be delisted from the NASDAQ Global Market.  At that time, the Company may apply before the expiration date to transfer its securities to the NASDAQ Capital Market if its securities satisfy all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market.  In the event of such a transfer, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

The Company has not yet determined what action, if any, it will take in response to this notice, although the Company intends to monitor the closing bid price of its common stock between now and November 26, 2012.  The Company will consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the NASDAQ minimum closing bid price requirement.  The Company disclaims any intention or obligation to update this report for purposes of disclosing any action or response that the Company decides to take after the date hereof.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES, INC.

Date: June 1, 2012	By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Chief Financial Officer, Treasurer and Secretary